Exhibit 99.(13)(i)

Consent of Independent Registered Public Accounting Firm

To the Committee and Participants of
The Prudential Variable Contract Account-2:

We consent to the incorporation by reference, in this registration statement, of our report dated February 24, 2005 on the statement of assets and liabilities of the Prudential Variable Contract Account-2 (hereafter referred to as the “Account”), including the portfolio of investments, as of December 31, 2004, and the related statement of operations, the statement of changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Account as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP
New York, New York
April 26, 2005

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-3 (the “Registration Statement”) of our report dated March 28, 2005 relating to the consolidated financial statements of The Prudential Insurance Company of America, which appears in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 25, 2005